                                                                      EXHIBIT 12

                              BRE PROPERTIES, INC.

                                 STATEMENT RE:
                       COMPUTATION OF RATIOS OF EARNINGS
                                TO FIXED CHARGES

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
                                                                            Year Ended December 31,
                                                --------------------------------------------------------------------------------
(dollar amounts in thousands)                       1998              1997              1996             1995             1994
                                                ------------       ----------       -----------       ----------       ---------
Net income before (loss) gains on sales
   of investments in rental properties
   and minority interest in income                $ 66,727           $49,345           $37,014          $21,789          $22,566
Provision for litigation and investment
   loss                                              2,400                 -                 -            2,000                -
Minority interest not convertible into
   common stock                                        (98)                -                 -                -                -
                                                  --------           -------           -------          -------          -------
                                                  $ 69,029           $49,345           $37,014          $23,789          $22,566
                                                  ========           =======           =======          =======          =======


Fixed charges:
  Interest                                        $ 35,598           $21,606           $16,325          $ 7,973          $ 5,599
  Capitalized interest                              12,606             1,178               269                -                -
  Other                                                112               112               108              105              101
                                                  --------           -------           -------          -------          -------
                                                  $ 48,316           $22,896           $16,702          $ 8,078          $ 5,700
                                                  ========           =======           =======          =======          =======

Net income before (loss) gains on sales
 of investments in rental properties
 and minority interest in income and
 provision for litigation and investment
 loss and fixed charges, excluding
 capitalized interest                             $104,739           $71,063           $53,447          $31,867          $28,266
                                                  ========           =======           =======          =======          =======
Divided by fixed charges                          $ 48,316           $22,896           $16,702          $ 8,078          $ 5,700
                                                  ========           =======           =======          =======          =======
Ratio of earnings to fixed charges                     2.2               3.1               3.2              4.0              5.0
                                                  ========           =======           =======          =======          =======
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